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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Morgan Stanley Group Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

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MORGAN STANLEY                                          FIRM MANAGEMENT
=======================================================================

TO:       Certain Employee Stockholders

FROM:     RBFisher
          JJMack

DATE:     March 19, 1996

SUBJECT:  PROXY

=======================================================================

Morgan Stanley's 1996 Annual Meeting of Stockholders will be held on April 3. You should have already received the proxy statement relating to that meeting as well as one or more proxy cards. The records of our stock transfer agent, First Chicago Trust Company of New York, indicate that as of March 18, 1996 they have not received your card(s). Enclosed please find a replacement proxy card. Your vote on this matter is very important and we ask that you promptly return your proxy card if you have not already done so. If you have received more than one
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card, you need to return all such cards.  A system is in place at First Chicago
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to avoid counting duplicative votes.  If you have misplaced your card(s), or would like an additional copy of the proxy statement, please call Susan Krause (3-761-4670) or Charlene Herzer (3-761-6055) for replacement(s).

This year's proxy seeks stockholder approval for, among other things, a new ten-year 1995 Equity Incentive Compensation Plan ("EICP"). Up to 91 million shares of common stock would be reserved for issuance under the EICP. Some shareholder-rights advocates have objected to the EICP share authorization due to its potential dilution. We believe that there are important points that, along with the description and text of the EICP contained in the proxy, should be considered when evaluating the EICP.

 . The EICP is not a significant departure from past practice. Morgan Stanley has actively used stock compensation since becoming a public company in 1986. The proposed share authorization of up to 91 million shares has increased from prior years to reflect the expected need for additional stock compensation as the Firm continues to grow over the next ten years.

 . Morgan Stanley uses stock compensation to ensure a meaningful level of employee ownership. Morgan Stanley believes that the most effective way to manage its business is to ensure that its employees, and especially its management, have a meaningful ownership stake in the Firm. High internal ownership also gives management an appropriate interest in minimizing the dilutive effects of stock compensation.

 . Morgan Stanley has a history of minimizing dilution from stock compensation through stock repurchases. While awarding stock-based compensation every year, stock repurchases have limited the growth in average common and common equivalent shares to an average rate of 1% per annum since 1986.

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 . Stock awards are an integral part of officer compensation. These stock awards are in lieu of, not in addition to, cash compensation and satisfy an accrued compensation expense on the balance sheet.

 . Shareholder-rights activists employ a formulaic model in reviewing stock compensation plans which does not take into consideration the fact that awards under the EICP are paid in lieu of, and not in addition to, cash compensation.

 . Morgan Stanley's use of stock compensation provides an internal source of equity capital to support the Firm's growth. New equity from stock compensation supports rapid balance sheet growth during capital intensive business cycles. Balance sheet growth during these periods enhances Morgan Stanley's profitability and adds to shareholder value.

We believe that Morgan Stanley's responsible use of stock compensation is critical to the Firm's success. We believe that maintaining an employee stake in the Firm will guarantee the ongoing alignment of management and stockholder interests. Internal ownership also ensures that management focuses on long-term value creation. Without the responsible use of stock compensation, the benefits of managers operating as owners would be lost, a prospect which we believe would be detrimental to the interests of employees and stockholders of Morgan Stanley.